Exhibit 10.51


Licensing Agent Agreement


This Licensing Agent Agreement (the "Agreement") is entered into on January 10, 2000 by and between American Champion Marketing Group, Inc., a Delaware corporation with offices at 1694 The Alameda, Suite 100, San Jose, CA 95126 ("ACMG") and Mainframe Entertainment, Inc., a Canadian corporation with offices at 2025 West Broadway, Suite 500, Vancouver, British Columbia, Canada V6J-1Z6 ("Mainframe").

                This Agreement is being entered into with respect to the following facts:

        A. Mainframe is the sole owner and has the exclusive right to license the trademark, brand name, logo, characters, actors likeness, voice and related properties known as: Re-Boot, Dot's Bots, and Scary Godmother, subject to the provisions below, (collectively called the "Properties") based upon the television of the same Properties to be broadcast and/ or currently being broadcast on television ("Programs").

        B. Mainframe desires to appoint ACMG as its exclusive agent for purposes of licensing and merchandising the Properties for use on or in connection with all categories of merchandise products (e.g., clothing, toys, sporting goods, etc.), services (collectively the "Products"), and ACMG desires to accept such appointment in accordance with the terms and conditions set forth in this Agreement. Grant of rights herein,Products as defined herein, and ACMG's appointment herein, specifically excludes the following:

                (i) The right to produce and distribute animated or live action television episodes, series, video-grams or films of any length in any and all media whether known or hereafter devised;

                (ii) Agent will receive a reduced commission of (deleted pursuant to request for confidential treatment) based on Gross Receipts on the Irwin Toy License Agreement for Re-Boot Property excluding any royalties or advances collecting or owing that relate to reporting periods prior to the commencement of the Term hereunder. Agent would receive a (deleted pursuant to request for confidential treatment) commission based on Gross Receipts upon execution of any other Master
Toy Agreement or Toy Agreement with any party other then Irwin.
Agent may exploit any secondary toy rights that are not included in the master toy agreement;

                (iii) All forms of computer assisted or optically driven or interactive media (including CD-ROM, CDI, CD-1, 3D0, DVI or similar mediums);

                (iv) Theme parks, amusement parks, IMAX, or other large-formed theatrical venues location based entertainment centers, game centers, motion simulation rides, theatre sales outlets, live theatrical productions;

                (v) All rights that form part of any third party distribution or broadcast agreements or negotiations entered into by Mainframe with respect to the programs where such rights are required by such third party distribution or broadcasters as a condition of licensing or distributing the Program(s).

                (vi) All rights relating to any existing likeness or retained rights

                (vii)   All music publishing rights

                (viii)  All rights related to the sale of stock footage

                (ix) Sales in or in connection with facilities owned, operated, or controlled by Mainframe and its affiliated and/or subsidiary companies

                (x) All revenues associated with the creation of customized artwork or animation

                (xi) Mainframe shall retain the non-exclusive right to exploit e-commerce

                (xii)   The provisions of paragraph 2(B) below

                1. Subject to the provisions set forth below in this paragraph 1, Mainframe hereby appoints ACMG to represent Mainframe as its exclusive agent for purposes of licensing and merchandising the Properties to third parties for use on and in connection with the Products throughout the world excluding Japan Singapore, malaysia, Taiwan, Indonesia, Vietnam, Hong Kong and South Korea (the "Territory")

                2 (a). ACMG shall submit each proposed licensing arrangement to Mainframe for its approval in the form of a term sheet providing reasonable detail as to the proposed transaction. Mainframe shall forward to ACMG any proposed changes to terms promptly following receipt. Based on the terms approved by Mainframe, ACMG shall prepare or have prepared a merchandise license agreement ("License Agreement") incorporating the agreed terms and such other terms and conditions as are customary and reasonable. No license Agreement shall be entered into without Mainframe's prior written consent. Mainframe shall have approval over the Products and over the material terms of the License Agreements, which approval shall be exercised in Mainframe's sole discretion. ACMG hereby waives any claim it may have that Mainframe did not exercise its approval rights in good faith with respect to any proposed License Agreement. Mainframe shall respond to ACMG within fourteen (14) days with respect to its approval or disapproval of any proposed License Agreements. Failure by Mainframe to so respond shall be deemed as disapproval of any such License Agreement. All License Agreements shall be entered into in the name of Mainframe, with ACMG as the exclusive agent, and shall be executed by Mainframe and ACMG.

                2(b).   ACMG acknowledges that with the respect to the
Property "Scary Godmother all rights to so called "collectable" or "hobby" items which are intended to sell fewer than 15,000 units of any particular item have been retained by Jill Thompson and/or Strus Entertainment, Inc. In addition, Thompson has retained all comic book, hard cover, trade paperback, activity and coloring books, comic strips and graphic novel publishing rights, as well as the right to produce calendars, stationary, and greeting cards: and Thompson shall have meaningful consultation in connection with the creation of style guides.

                3. This Agreement shall be effective as of the date first abouve mentioned and shall continue for the term of three (3) years (the "term"). Commencing sixty (60) days prior to the expiration of the such initial term, ACMG and Mainframe shall negotiate in good faith with respect to extending the term for some additional period of time. The initial term and any extension thereof is referred to herein as the "Term."



4.      ACMG shall do the following with respect to the Properties:

                        (a) Seek out, negotiate and present for approval and execution by Mainframe, business opportunities relative to the merchandising and licensing of the Properties.

                        (b) Monitor and oversee the licensing, promotion and marketing programs with all existing or hereinafter acquired third party licensee ("Licensees").

                        (c) Whenever necessary, conduct personal visits to Licensees' manufacturing facilities, to ensure conformance with the quality control trademark and copyright provisions of the License
Agreements.

                        (d) Engage in other such activities as the parties may mutually agree and use its best efforts to maximize revenue generated from the exploitation of the rights granted hereunder and to enhance the value and the reputation of the Properties

                        (e) If appropriate, attend the Consumer Electronics Show, the Toy fair, the annual Licensing Show, MAGIC, American Book Association, House-wares, SHOPA, MIPCOM, MIP and other trade shows to exhibit and display the Properties.

                        (f) Keep accurate books of account and records concerning this Agreement and all License Agreements.

                        (g) Fulfill all its obligations under all License Agreements including but not limited to the collection of royalties, reports and statements of licensees.

                5. Mainframe shall be responsible for all costs associated with style guides development and any other collateral materials that Mainframe may deem necessary. Mainframe may, at such sole discretion, contribute to the cost of certain key marketing and promotional events such as launches, representation at trade shows, and special presentations. ACMG shall prepare and submit to Mainframe for Mainframe's approval, an annual marketing plan setting out ACMG's proposed activities and costs associated therewith for the marketing and promotion of the Rights.



                6. Mainframe shall have the responsibility at its own cost and expense for obtaining and maintaining appropriate trademark and copyright protection throughout the Territory with respect to the Products. ACMG shall promptly advise Mainframe in writing of any suspected or known infringement of the Properties which comes to ACMG's attention.

                7. Any compensation for services not already contemplated by this Agreement shall be separately negotiated between Mainframe and ACMG.

                8. ALL monies, including advances and guarantees, received by ACMG, Mainframe or any of their respective agents or affiliated companies, from the licensing, merchandising or other disposition of the Products utilizing the Properties or from any other rights granted hereunder, but after deduction of any contractual share of such monies payable by Mainframe to any broadcasters of the program ("Gross Receipts") shall be applied as follows:

(a) ACMG shall be entitled to (fifty percent) to 50% commission on all Gross Receipts received exclusive of any subagents commissions and all of ACMG's expenses: and

(b) The balance of Gross Receipts shall be retained by or remitted to mainframe in accordance with the provisions below.


(c) Upon the expiration or earlier termination of this Agreement, the agency appointed hereunder shall terminate immediately provided that ACMG shall (provided the Agreement has not been terminated for ACMG's fraud, misrepresentation or other tortuous or illegal conduct) continue to be entitled to receive the foregoing fee and expenses with respect to any License Agreements entered into during the Term for the greater of (i) the actual Term of each such License Agreement; or (ii) two (2) years from the date of commencement of each such License Agreement;
provided ACMG continues to service such License
Agreements as provided in paragraph 4 abouve.

9(a)    ACMG shall be obligated to collect all monies due
from the third party licensees in a timely manner.
Upon receipt of monies, all such monies shall be deposited into a segregated interest-bearing bank account to be held in trust for Mainframe provided that ACMG may deduct its fees from such monies at such a time as it accounts and pays Mainframe all monies due to Mainframe. ACMG shall provide written accounts to Mainframe on not less than a quarterly basis within fifteen (15) days following each calendar quarter, with the appropriate payment accompanying each such account.

(b) Mainframe shall have the right upon, seventy-two (72) hours notice, during reasonable business hours, to audit, to inspect and take extracts form the books and records of ACMG relating to this Agreement or any License Agreement. In the event there is any discrepancy in favour of Mainframe between the amount actually paid to Mainframe and the amount due to it, ACMG shall immediately remit such payment. All costs of the audit shall be borne to Mainframe, unless the amount of the discrepancy is five (5%) percent or more of the amount reported, in which case the cost of the audit shall be borne to ACMG.

10. Each of the parties (the "indemnifying Party") will all times defend, indemnify and hold the other (including its directors, officers, shareholders, partners, agents, employees and permitted assigns) harmless from and against any and all claims, damages, loss of profits, liabilities, costs and expenses (including reasonable attorney's fees) arising out of the indemnifying Party's breech of any of the covenants, representations or warranties contained in this Agreement, including the unauthorized grant or use by ACMG of the Properties.

11.(a)          Mainframe shall have the right to
immediately terminate this Agreement if:

(i) ACMG shall fail to deliver any remittance, report or statement as and when due hereunder, but in no event later than ten (10) days following the date when originally due.

(ii) a petition in bankruptcy or for reorganization is filed by or against ACMG under any bankruptcy act now or hereafter in force, or if ACMG makes and assignment for the benefit of its creditors, or if a receiver, trustee, receiver-manager, liquidator or other custodian is appointed for all or a substantial part of ACMG's assets, and the order of appointment is not contest or has been contested but is not vacated within thirty (30)days; or if ACMG assigns or encumbers this Agreement in whole or part contrary to the terms hereof; or if all or a substantial part of ACMG's assets is sequested or levied against or attached and the order of sequestration, levy or attachment is not contest or has been contested but is not vacated within thirty (30) days.

(iii) mainframe is merged with an arm's length company or a majority of Mainframe's shares are required by an arm's length company and it is a requirement of any such arrangement that the rights granted to ACMG hereunder revert to mainframe or such new company.

                (b) Either party hereto shall be deemed in default hereunder and a non-defaulting party may:

(i) terminate this Agreement on ten (10) days written notice to the other, unless the default has been remedied; or

(ii) terminate this Agreement immediately in the event the default cannot be remedied,

If the defaulting party breeches any material representation, covenant or warranty made hereunder or breeches or defaults in the performance of any other material provision herein on its part to be performed.

12. ACMG hereby assigns and grants to Mainframe, its successors and assigns, a first priority lien and a continuing security interest, and a mortgage, pledge and assignment in and to all of the rights granted to ACMG hereunder and all rights derived by ACMG pursuant to its exercise of such rights to secure
(a) all sums which Mainframe is entitled to receive or otherwise be paid hereunder; (b) all rights to which Mainframe is entitled hereunder; and (c) the performance and observance by ACMG of all of its obligations now or hereafter existing hereunder to be performed and observed.

13. This Agreement may not be observed by ACMG without the prior written consent of Mainframe. Mainframe shall have the right to assign this Agreement provided it remains liable for its obligations hereunder to the extent not performed by its assignee(s) unless agreed to in writing by ACMG which permission shall not be unreasonably withheld.

14. This Agreement shall be governed by and constructed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein; and the parties irrevocably attorn to the exclusive jurisdiction of the courts of said province with respect to all matters pertaining to this Agreement.

15. "Key Representative". It is hereby acknowledged that Mainframe Entertainment is a prior relationship of Joy Tashjian and at such a time as Ms. Tashjian may no longer be with ACMG, Mainframe Entertainment shall have the right to terminate it's Agreement with ACMG. Mainframe Entertainment would remain obligated to compensate ACMG for all ongoing commissions in accordance with Paragraph 3 of this document.


The parties have agreed to the terms of this license contained above.

American Champion Marketing Group, Inc.      Mainframe Entertainment, Inc.

By:      /s/ Joy Tashjian                        By: /s/ Brett Gannon

        Joy Tashjian                                     Brett Gannon_____
        (President/CEO)                           Chief Financial Officer

3/16/00                                                3/18/00